     As filed with the Securities and Exchange Commission on July 26, 1994
                                                       Registration No. ________
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                     ----------------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                     ----------------------------------
                         WESTERN GAS RESOURCES, INC.
           (Exact name of registrant as specified in its charter)

                    Delaware                  84-1127613
         (State or other jurisdiction of   (I.R.S. Employer
          incorporation or organization)  Identification No.)

                          12200 North Pecos Street
                        Denver, Colorado  80234-3439
                               (303) 452-5603
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            John C. Walter, Esq.
                               General Counsel
                         Western Gas Resources, Inc.
                          12200 North Pecos Street
                        Denver, Colorado  80234-3439
                               (303) 452-5603
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

     Robert M. Chilstrom, Esq.                    James D. Phyfe, Esq.
Skadden, Arps, Slate, Meagher & Flom              Davis Polk & Wardwell
         919 Third Avenue                         450 Lexington Avenue
       New York, NY  10022                         New York, NY  10017
       Tel: (212) 735-3000                         Tel: (212) 450-4000
       Fax: (212) 735-2001                         Fax: (212) 450-4800

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

   If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================
Title of each class     Amount     Proposed maximum  Proposed maximum       Amount
of securities to be      to be      offering price       aggregate            of
   registered         registered       per unit       offering price   registration fee
- ---------------------------------------------------------------------------------------
Debt Securities      $138,000,000       100%(1)
Preferred Stock           (2)             (2)         $138,000,000(1)      $47,586
Depositary Shares         (3)             (3)
Common Stock              (4)             (4)
=======================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate public offering price of Debt Securities and Preferred Stock sold will not exceed $138,000,000.
(2) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.
(3) Such indeterminate number of Depositary Shares as may be issued in the event the Registrant elects to offer fractional interests in shares of Preferred Stock registered hereunder.
(4) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of any series of Debt Securities or Preferred Stock registered hereunder, including such shares as may be issuable pursuant to anti-
    dilution adjustments.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

   Pursuant to Rule 429, the Prospectus included herein also relates to $62,000,000 of Securities registered as Debt Securities and Preferred Stock under registration statement No. 33-66516. In the event any such previously registered Debt Securities or Preferred Stock are offered prior to the effective date of this registration statement, the amount of such Debt Securities or Preferred Stock will not be included in any Prospectus hereunder. The amount of Securities being registered, together with the remaining Securities registered under registration statement No. 33-66516, represents the maximum amount of Securities which are expected to be offered for sale.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS (Subject to Completion)
Issued July 26, 1994



                          WESTERN GAS RESOURCES, INC.


                      Debt Securities and Preferred Stock



   Western Gas Resources, Inc. (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer and issue from time to time debt securities (the "Debt Securities") in one or more series, on terms to be determined at the time of sale. The Company may also offer and issue from time to time in one or more series its Preferred Stock, par value $.10 per share (the "Preferred Stock"), on terms to be determined at the time of sale. The Debt Securities and Preferred Stock will be limited to an aggregate initial public offering price of up to $200,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Debt Securities and the Preferred Stock are hereinafter collectively referred to as the "Securities."

   The accompanying Prospectus Supplement will set forth specific terms of the Securities, including (i) in the case of Debt Securities, specific designation, ranking as senior or subordinated Debt Securities, aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption, whether and on what terms the Debt Securities may be converted into the Company's common stock, par value $.10 per share (the "Common Stock"), and any other specific terms of the Debt Securities, and (ii) in the case of a particular series of Preferred Stock, specific designation, aggregate number of shares offered, dividend rate (or manner of calculation thereof), dividend periods (or manner of calculation thereof), liquidation preference, voting rights, any terms for redemption, whether and on what terms the shares of such series may be converted into the Company's Common Stock at the option of the holder, whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of Preferred Stock represented by each depositary share, listing, if any, on a securities exchange and any other specific terms of such series of Preferred Stock. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the Securities being offered and the managing underwriters with respect to each series of Securities sold to or through underwriters. The Company reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents.

                               -----------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

   If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount is set forth in, or may be calculated from, the accompanying Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers and underwriters.



                               -----------------

                              MORGAN STANLEY & CO.
                                  Incorporated

 ,1994

   No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference to this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Securities offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, relates only to the Securities offered by the Company, and does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents of the Company are incorporated by reference in this
Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994,
(iii) Proxy Statement for the Annual Meeting of Stockholders held on May 11, 1994, all of which have previously been filed by the Company with the Commission; provided, however, that the Report of the Compensation Committee contained in such Proxy Statement is not incorporated herein by reference; (iv) Registration Statement on Form 8-A with respect to the Company's $2.28 Cumulative Convertible Preferred Stock, declared effective on November 12, 1992;
(v) Registration Statement on Form 8-A with respect to the Company's $2.625 Cumulative Convertible Preferred Stock, declared effective by the Commission on February 17, 1994; and (vi) Current Reports on Form 8-K dated January 31, 1994, February 10, 1994 and February 24, 1994.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to John C. Walter, Vice President-General Counsel and Secretary, Western Gas Resources, Inc., 12200 North Pecos Street, Denver, Colorado 80234-3439 (telephone (303) 452-5603).

IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          WESTERN GAS RESOURCES, INC.

   Western Gas Resources, Inc., a Delaware corporation, is a leading independent gas gatherer and processor with operations located in major gas-producing basins in the Rocky Mountain, Gulf Coast and Southwestern regions of the United States. The Company owns and operates natural gas gathering, processing and storage facilities and markets and transports natural gas and natural gas liquids ("NGLs"). The Company provides necessary services to the producers of natural gas and NGLs by connecting producers' wells to the Company's gathering system for transportation to its processing plants, processing the gas to remove NGLs and by-products and providing access for the gas and NGLs to multiple markets. The Company's principal offices are located at 12200 North Pecos Street, Denver, Colorado 80234-3439, and its telephone number is (303) 452-5603.


               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                      AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of the Company for the periods indicated.

                                                      Year Ended December 31,
                                Three Months Ended  ----------------------------
                                  March 31, 1994    1993  1992  1991  1990  1989
                                ------------------  ----  ----  ----  ----  ----
Ratio of earnings to fixed
  charges.....................         1.15         3.66  5.30  3.19  5.50  4.36

Ratio of earnings to fixed
  charges and preferred stock
  dividends...................         0.82         2.49  3.87  2.10  2.99  2.38


   For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges and preferred stock dividends. For purposes of calculating both ratios, fixed charges consist of interest (including capitalized interest, but excluding amortization of amounts previously capitalized) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of interest. Statements setting forth the unaudited computations of the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends are filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

   Unless otherwise set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of debt, working capital and capital expenditures. Pending application for specific purposes, the net proceeds will be invested in short-term marketable securities.

                        DESCRIPTION OF DEBT SECURITIES

   The Debt Securities will be issued under an indenture (the "Indenture") between the Company and Texas Commerce Bank National Association, as trustee (the "Trustee"). The Debt Securities may constitute either senior or subordinated debt of the Company as set forth in any accompanying Prospectus Supplement for a specific series of Debt Securities. The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever references are made to particular provisions of the Indenture, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Capitalized terms not otherwise defined herein shall have the meanings given in the Indenture.

General

   The Indenture does not limit the amount of the Debt Securities which may be issued thereunder. The accompanying Prospectus Supplement sets forth the following terms of and information relating to the Debt Securities in respect of which this Prospectus is delivered (to the extent such terms are applicable to such Debt Securities): (1) the designation of such Debt Securities; (2) classification as senior or subordinated Debt Securities; (3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (7) the times at which such interest, if any, will be payable; (8) provisions for sinking, purchase or other analogous fund, if any; (9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted at the option of the holder into shares of Common Stock of the Company and the terms for any such conversion; and (11) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, the City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register.

   If the accompanying Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated are also described in the applicable Prospectus Supplement.

   The Debt Securities offered hereby will be issued only in fully registered form without coupons and, unless otherwise specified in the Prospectus Supplement, in denominations of $1,000 and multiples of $1,000. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

   Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

   The Indenture contains no covenants or other provisions affording protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Limitation on Mergers and Sales of Assets."

Global Securities

   The Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Registered Global Security") that will be deposited with a depositary (a "Debt Depositary") or with a nominee for a Debt Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive form, a Registered Global Security may not be transferred except as a whole by the Debt Depositary for such Registered Global Security, to a nominee of such Debt Depositary or by a nominee of such Debt Depositary to such Debt Depositary or another nominee of such Debt Depositary or by such Debt Depositary or any such nominee to a successor of such Debt Depositary or a nominee of such successor.

   The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

   Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Debt Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants.

Upon the issuance of a Registered Global Security, the Debt Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the Debt Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

   So long as the Debt Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Debt Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Debt Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

   Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Debt Depositary or its nominee will be made to such Debt Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Senior Debt

   The Debt Securities that will be designated and will constitute part of the Senior Indebtedness (hereinafter defined) of the Company, will rank pari passu with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

   The Debt Securities that will constitute part of the subordinated debt of the Company (the "Subordinated Debt Securities"), will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. "Senior Indebtedness" means the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, but only to the extent allowed or permitted to the holder of such Indebtedness against the bankruptcy or any other insolvency estate of the Company in such proceeding) or accrued Original Issue Discount on and other amounts due on or in connection with any Indebtedness incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refunding of any such Indebtedness; provided, however, that the following will not constitute Senior Indebtedness: (a) any Indebtedness which expressly provides (i) that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities or (ii) that such Indebtedness shall be subordinated to any other Indebtedness of the Company, unless such Indebtedness expressly provides that such Indebtedness shall be senior in right of payment to the Subordinated Debt Securities; (b) any Indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services; (c) any Indebtedness of the Company to any Subsidiary for money borrowed or advanced from such Subsidiary; and (d) any liability for federal, state, local or other taxes owed or owing by the Company. "Indebtedness" means any and all obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such corporation as a liability on the date as of which Indebtedness is to be determined.

   By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of the Subordinated Debt Securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and (ii) unsecured creditors of the Company who are not Holders of Subordinated Debt Securities or Holders of Senior Indebtedness of the Company may recover less, ratably, than Holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of Subordinated Debt Securities.

   In the event that the Subordinated Debt Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay the Subordinated Debt Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Indenture otherwise permit payment at that time.

   No payment of the principal amount at maturity, Issue Price plus accrued Original Issue Discount, in the case of Original Issue Discount Securities, any redemption price, or interest, if any, in respect of the Subordinated Debt Securities may be made, nor may the Company otherwise acquire any Subordinated Debt Securities except as set forth in the Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the Company has actual knowledge of the default, unless (a) 120 days pass after notice of the default is given to the Trustee and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured (including, without limitation, by the payment of such Senior Indebtedness in full) or waived and (b) the terms of the Indenture otherwise permit the payment or acquisition of the Subordinated Debt Securities at that time. The Company is required to give the Trustee notice of a default with respect to Senior Indebtedness within five Business Days after the Company has actual knowledge of the default.

   If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter for which the Company has filed an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q.

Convertibility

   No series of Debt Securities will be convertible into, or exchangeable for, other securities or properties except as set forth in the applicable Prospectus Supplement.

Certain Covenants Applicable to Senior Debt Securities

   Unless otherwise set forth in the applicable Prospectus Supplement, the following covenants will be applicable to Debt Securities that constitute Senior Indebtedness.

   Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Indebtedness secured by a Lien on any Restricted Property, or on any shares of stock or Indebtedness of a Restricted Subsidiary, without providing that the Debt Securities shall be secured equally and ratably with (or prior to) such secured Indebtedness, unless after giving effect thereto the aggregate amount of all such Indebtedness so secured (other than Indebtedness secured by excepted Liens referred to in the following sentence), together with all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale-Leaseback Transactions except Sale-Leaseback Transactions the proceeds of which are applied to the retirement of Funded Debt, would not exceed 10% of Consolidated Adjusted Net Assets as shown on the Company's latest audited consolidated financial statements. This restriction will not apply to (a) Liens on property of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Liens on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of, or within six months after such acquisition or completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof,
(c) Liens on substantially unimproved property to secure the cost of exploration, drilling or development of, or improvements to, such property, (d) Liens in favor of the Company or a Restricted Subsidiary, and (e) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (a) through (d) inclusive, provided that such extension, renewal or replacement Liens shall be limited to all or part of the same property that secured the Liens extended, renewed or replaced (plus improvements on such property). The following types of transactions are not deemed to create Indebtedness secured by a Lien: (i) a sale or transfer of crude oil, natural gas or NGLs in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or of such oil, natural gas or NGLs, or any other interest in property commonly referred to as a "production payment," or (ii) the Lien of any property of the Company or any Subsidiary in favor of governmental bodies to secure partial, progress, advance or other payments to the Company or any Subsidiary pursuant to any contract or statute, or the Lien of any property to secure Indebtedness of the pollution control or industrial revenue bond type.

   Limitation on Sale-Leaseback Transactions. The Indenture provides that the Company shall not, and it shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term of three years or less; (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (3) the Company or a Restricted Subsidiary could create a Lien under the terms of the Indenture on the Restricted Property to secure Funded Debt at least equal in amount to the Attributable Debt for the lease; or (4) the Company or a Restricted Subsidiary could create a Lien on Restricted Property under the terms of the Indenture to secure Funded Debt at least equal in amount to the Attributable Debt for the lease without having to secure equally and ratably any Debt Securities that constitute Senior Indebtedness or (5) the Company or a Restricted Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction (i) retires Funded Debt of the Company or of a Restricted Subsidiary at least equal in amount to the fair value (as determined by the Company's Board of Directors) of the Restricted Property at the time of the Sale Leaseback Transaction or (ii) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Restricted Property (as determined by the Company's Board of Directors), applies the net proceeds to fund investment in other Restricted Properties which investments were made within 12 months prior to or subsequent to the Sale-Leaseback transaction.

Limitation on Mergers and Sales of Assets

   The Company shall not consolidate with, or merge with, or merge into any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless the successor entity shall be a corporation organized under the laws of the United States or any state or the District of Columbia and shall expressly assume the obligations of the Company under the Indenture. If, with respect to Debt Securities that constitute Senior Indebtedness, upon any such consolidation, merger, conveyance or transfer of the Company with or into any Person or of any such Subsidiary with or to any other Subsidiary, any Property of the Company or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary would thereupon become subject to any Lien (other than a Lien permitted under "Limitation on Liens" without the Company's having to secure such Debt Securities equally and ratably), the Company will secure such Debt Securities (together with, if the Company shall so determine, other securities ranking on a parity with such Debt Securities) prior to all Liens other than any theretofore existing.

   Although the amount of the Company's property that will constitute a sale of such property "substantially as an entirety" is not readily quantifiable, a determination whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, this determination will be made by the Company and, if such a transaction occurs, the person to which such amount of the Company's property is transferred shall enter into a supplemental Indenture satisfactory in form to the Trustee.


Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Attributable Debt" means the total net amount of rent (discounted at the rate per annum indicated in the Indenture) required to be paid during the remaining term of any lease.

   "Consolidated Adjusted Net Assets" means the total amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges.

   "Funded Debt" means, with respect to any Person, all Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person.

   "Restricted Property" means (a) any interest in property located in the United States, Puerto Rico or Canada (including any interest in property located off the coast of the United States operated pursuant to leases from any governmental body) which is producing crude oil, natural gas or NGLs in paying quantities, or (b) any manufacturing plant or transportation or storage facility located in the United States, Puerto Rico or Canada, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary except any such plant or facility or portion thereof which has a book value equal to not more than 2% of the Consolidated Adjusted Net Assets of the Company as shown on the Company's latest audited consolidated balance sheet.

   "Restricted Subsidiary" means a corporation (a) organized under the laws of the United States, Puerto Rico or Canada or a jurisdiction thereof, (b) that conducts substantially all of its business and has substantially all of its Property within the United States, Puerto Rico and Canada, and (c) at least 80% (by number of votes) of each class of Voting Stock of which and 100% of all other Capital Stock and all other securities convertible into, exchangeable for, or representing the right to purchase, Voting Stock, of which are legally and beneficially owned by the Company and its wholly-owned Restricted Subsidiaries.

   "Sale and Leaseback Transaction" means an arrangement (other than an arrangement made for the purposes of Section 168(f) (8) of the Internal Revenue
Code) with any bank, insurance company or other lender or investor (collectively "lenders") or to which the lender is a party where the Company or a Restricted Subsidiary now owns or hereafter acquires a Restricted Property, transfers it to a lender, or to any person to whom funds have been or are to be advanced by a lender on the security of such Restricted Property on the rental payments under the lease, and leases it back from the lender or other person.

   "Subsidiary" means, at any time, a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Events of Default

   The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series at its Maturity (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (d) any other defaults in the performance, or breach, of any covenant of the Company in the Indenture, continued for 90 days after notice of such default or breach from the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt

Securities of that series (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series);
(e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

   If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. Notwithstanding the foregoing, if any Subordinated Debt Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, the Company may not pay the Subordinated Debt Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Indenture otherwise permit payment at the time. See "Subordinated Debt." For information as to waiver of defaults, see "Modification and Waiver."

   The Indenture provides that, subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

   The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

   Modifications and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the coin or currency in which any Debt Securities or premium, if any, or interest, if any, thereon is payable, (e) in the case of convertible Debt Securities, adversely affect the right to convert any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for
(i) modification or amendment of the Indenture, (ii) in the case of any Subordinated Debt Securities, modification of the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (iii) waiver of compliance with certain provisions of the Indenture, or (iv) waiver of certain defaults.

   Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder to evidence a successor to the Company, to add to the Company's covenants or Events of Default, to permit or facilitate Debt Securities to be issued by book entry or in bearer form or relating to the place of payment thereof, to provide for a successor trustee, to establish forms or terms of Debt Securities, to change or eliminate any provision not adversely affecting any interests of Holders of Outstanding Debt Securities in any material respect or to cure any ambiguity or inconsistency.

   The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

Defeasance

   The following provisions of the Indenture are applicable to the Debt Securities. The Company (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Certain Covenants" and "Limitations on Mergers and Sales of Assets" and, in the case of any Subordinated Debt Securities, the provisions described under "Subordinated Debt," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, the Company's delivery of (i) an opinion of counsel that the Holders of the Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be taxed in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred and (ii) an opinion of counsel that such defeasance would not cause the Debt Securities to be delisted from any national securities exchange on which such Debt Securities may then be listed. Upon such defeasance and discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

The Trustee

   The Company may have customary banking relationships with the Trustee in the ordinary course of business.


                         DESCRIPTION OF CAPITAL STOCK


   The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.10 per share, and up to 10,000,000 shares of Preferred Stock, par value $.10 per share. As of June 30, 1994, there were 25,695,957 shares of Common Stock outstanding. The Company also had outstanding on such date the following series of Preferred Stock: 400,000 shares of 7.25% Cumulative Senior Perpetual Convertible Preferred Stock with a liquidation preference of $100 per share (the "7.25% Convertible Preferred Stock"), 1,400,000 shares of $2.28 Cumulative Preferred Stock with a liquidation preference of $25 per share (the "$2.28 Preferred Stock") and 2,760,000 shares of $2.625 Cumulative Convertible Preferred Stock with a liquidation preference of $50 per share (the "$2.625 Convertible Preferred Stock"). Unless otherwise provided in any Prospectus Supplement for a series of Preferred Stock offered hereby (the "Offered Preferred Stock"), the 7.25% Convertible Preferred Stock, the $2.28 Preferred Stock, and the $2.625 Convertible Preferred Stock (collectively, the "Existing Preferred Stock") will rank on a parity with the Offered Preferred Stock.

   The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of any outstanding Preferred Stock, including the 7.25% Convertible Preferred Stock, to issue Preferred Stock in one or more series and to fix the designations, preferences and voting rights, and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto. The rights of holders of any Offered Preferred Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock which may be issued in the future. The Board of Directors may cause Preferred Stock to be issued to obtain additional financing, in connection with acquisitions and for other proper corporate purposes. Issuance of shares of Preferred Stock by the Company may have the effect, under certain circumstances, alone or in combination with certain of the provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

   The following summary does not purport to be complete and is, subject to, and qualified in its entirety by, the Company's Certificate of Incorporation, including the Certificate of Designation, Preferences and Rights of the 7.25% Convertible Preferred Stock, the Certificate of Designation of the $2.28 Preferred Stock and the Certificate of Designation of the $2.625 Convertible Preferred Stock.

Offered Preferred Stock

   The following is a description of certain general terms and provisions of the Offered Preferred Stock. The particular terms of any series of Offered Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Company's Offered Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the Certificate of Designation relating to a specific series of the Offered Preferred Stock (the "Certificate of Designation"), which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Offered Preferred Stock.

   The Board of Directors of the Company has authorized the issuance in series of up to 5,440,000 additional shares of Preferred Stock and has authorized a committee of the Board of Directors (the "Committee") to establish and designate series and fix the number of shares and the relative rights, preferences and limitations of the respective series of Offered Preferred Stock (except for voting rights of the Offered Preferred Stock, which will be established by the Board of Directors). The Board of Directors or the Committee shall be authorized to determine for each series of Offered Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof) on the shares of such series, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and any other rights of the shares of such series upon any liquidation or winding-up of the Company, (vi) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Company, (vii) whether and on what terms the shares of such series will be convertible into shares of Common Stock of the Company, (viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Offered Preferred Stock represented by each depositary share (see "Depositary Shares" below), (ix) whether the shares of such series of Offered Preferred Stock will be listed on a securities exchange and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

   Dividends

   Holders of shares of Offered Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Company legally available therefor, an annual cash dividend payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement.

   Unless otherwise set forth in the applicable Prospectus Supplement, each series of Offered Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Offered Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Offered Preferred Stock or redeem or otherwise repurchase shares of Offered Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by the Company.

   No dividends may be declared or paid or set apart for payment on any Preferred Stock, including the Existing Preferred Stock, ranking on parity as to dividends with the Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of the Offered Preferred Stock ending on or before the dividend payment date of such parity Preferred Stock, ratably in proportion to the respective amounts of dividends, (i) accumulated and unpaid or payable on such parity Preferred Stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period of the Offered Preferred Stock next preceding such dividend payment date, on the other hand. Except as set forth above, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on parity as to dividends with the Offered Preferred Stock, including the Existing Preferred Stock, nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Offered Preferred Stock as to dividends.

   The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

   Convertibility

   No series of Offered Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

   Redemption and Sinking Fund

   No series of Offered Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

   Liquidation Rights

   In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Offered Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock ranking junior to such series of Offered Preferred Stock as to rights upon liquidation, dissolution or winding up and (ii) Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Offered Preferred Stock plus dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Offered Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Offered Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Offered Preferred Stock, the Existing Preferred Stock and any other Preferred Stock ranking as to any such distribution on a parity with the Offered Preferred Stock are not paid in full, the holders of the Offered Preferred Stock, the Existing Preferred Stock and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Offered Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up the Company.

   Voting Rights

   Holders of Offered Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Offered Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Offered Preferred Stock (excluding the 7.25% Convertible Preferred Stock) with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of such series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock, other than the 7.25% Convertible Preferred Stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Offered Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Offered Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Offered Preferred Stock will have one vote for each share held.

   So long as any shares of any series of Offered Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of such series of Offered Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (excluding the 7.25% Convertible Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Offered Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Offered Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

   Miscellaneous

   The holders of Offered Preferred Stock will have no preemptive rights. Offered Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Offered Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Offered Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Offered Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a applicable Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Offered Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Offered Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by the Company. The accompanying Prospectus Supplement or information incorporated by reference will describe any material contractual restrictions on dividend payments.

   No Other Rights

   The shares of a series of Offered Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation or Certificate of Designation or as otherwise required by law.

   Transfer Agent and Registrar

   The transfer agent and registrar for each series of Offered Preferred Stock will be designated in the applicable Prospectus Supplement.

Depositary Shares

   General

   The Company may, at its option, elect to offer fractional shares of the Offered Preferred Stock, rather than full shares of the Offered Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Preferred Stock as described below.
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   The shares of any series of Offered Preferred Stock represented by Depositary
Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered
Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

   The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Offered Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibit. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

   Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

   Dividends and Other Distributions

   The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

   In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the Securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

   The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

   Redemption of Depositary Shares

   If a series of the Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Offered Preferred Stock. If the Company redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

   After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

   Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of any series of the Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented

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by such Depositary Shares in accordance with such instructions, provided the
Offered Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

   Withdrawal of Stock

   Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon his or her order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

   Amendment and Termination of the Deposit Agreement

   The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Offered Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

   Charges of Depositary

   The Company will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

   Resignation and Removal of Depositary

   The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

   Miscellaneous

   The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Offered Preferred Stock.

   Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they are liable for gross negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

   The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

Common Stock

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders except as otherwise provided by law. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of dissolution of the Company, they will be entitled to share ratably in all assets remaining after payment of liabilities and amounts owed in respect of outstanding Preferred Stock, including any Offered Preferred Stock and the Existing Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

   The transfer agent and registrar for the Common Stock is Chemical Shareholder Services Group, Inc.

$2.625 Convertible Preferred Stock

   On February 25, 1994, the Company issued 2,760,000 shares of Preferred Stock designated the "$2.625 Cumulative Convertible Preferred Stock." Holders of the $2.625 Convertible Preferred Stock are entitled to receive dividends quarterly at an annual rate of $2.625 per share, when and as declared by the Board of Directors out of funds legally available therefor. Such dividends are cumulative.

   The $2.625 Convertible Preferred Stock has a Liquidation Preference of $50 per share. Holders of $2.625 Convertible Preferred Stock are entitled, in the event of the Company's liquidation, to share ratably in all of the Company's assets remaining after payment of all its debts and liabilities up to the amount of the Liquidation Preference set forth above, plus all accrued and unpaid dividends. The rights of holders of $2.625 Convertible Preferred Stock rank upon liquidation of the Company on a parity with the $2.28 Preferred Stock and the 7.25% Convertible Preferred Stock and will rank on a parity with the Offered Preferred Stock and prior to the holders of the Common Stock and of any other series of Preferred Stock which is not specifically on a parity with or senior to the $2.625 Convertible Preferred Stock.

   The $2.625 Convertible Preferred Stock is redeemable on or after February 16, 1997 at a price per share ranging from 103.675% of the Liquidation Preference on February 16, 1997 to 100% thereof on or after February 16, 2004, plus in all instances all accrued and unpaid dividends.

   Each share of $2.625 Convertible Preference Stock is convertible into such number of shares of Common Stock as is equal to the Liquidation Preference of such share divided by the Conversion Price. As of the date hereof, the Conversion Price is $39.750, subject to adjustment for stock dividends, stock splits and other dilutive events.

   Holders of $2.28 Preferred Stock have no voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the $2.28 Preferred Stock or any other class or series of stock ranking on a parity with the $2.28 Preferred Stock (excluding the 7.25% Convertible Preferred Stock) with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of $2.28 Preferred Stock (voting separately as a class with all other series of Preferred Stock, other than the 7.25% Convertible Preferred Stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the $2.28 Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of $2.28 Preferred Stock have one vote for each share held.

   So long as any shares of the $2.28 Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of $2.28 Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (excluding the 7.25% Convertible Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding $2.28 Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to the $2.28 Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of the outstanding $2.28 Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the $2.28 Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

$2.28 Preferred Stock

   On November 19, 1992, the Company authorized and issued 1,400,000 shares of Preferred Stock designated "$2.28 Cumulative Preferred Stock." Holders of $2.28 Preferred Stock are entitled to receive dividends quarterly at an annual rate of $2.28125 per share, when and as declared by the Board of Directors out of funds legally available therefor. Such dividends are cumulative.

   The $2.28 Preferred Stock has a liquidation preference of $25.00 per share. Holders of $2.28 Preferred Stock are entitled, in the event of the Company's liquidation, to share ratably in all of the Company's assets remaining after payment of all of its debts and liabilities up to the amount of the liquidation preference set forth above, plus all accrued and unpaid dividends. The rights of holders of $2.28 Preferred Stock rank upon liquidation of the Company on a parity with the $2.625 Convertible Preferred Stock and the 7.25% Convertible Preferred Stock and will rank on a parity with the Offered Preferred Stock and prior to those of the holders of the Common Stock and of any other series of Preferred Stock which is not specifically on a parity with or senior to the $2.28 Preferred Stock.

   The $2.28 Preferred Stock is redeemable on or after November 15, 1997 at a redemption price equal to $25.00 per share plus in all instances all accrued and unpaid dividends.

   Holders of $2.28 Preferred Stock have no voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the $2.28 Preferred Stock or any other class or series of stock ranking on a parity with the $2.28 Preferred Stock (excluding the 7.25% Convertible Preferred Stock) with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of $2.28 Preferred Stock (voting separately as a class with all other series of Preferred Stock, other than the 7.25% Convertible Preferred Stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the $2.28 Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of $2.28 Preferred Stock have one vote for each share held.

   So long as any shares of the $2.28 Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of $2.28 Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (excluding the 7.25% Convertible Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding $2.28 Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to the $2.28 Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of the outstanding $2.28 Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the $2.28 Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

7.25% Convertible Preferred Stock

   On October 23, 1991, the Company authorized and issued 400,000 shares of Preferred Stock designated "7.25% Cumulative Senior Perpetual Convertible Preferred Stock." Holders of 7.25% Convertible Preferred Stock are entitled to receive dividends quarterly at an annual rate of $7.25 per share, when and as declared by the Board of Directors out of funds legally available therefor.
Such dividends are cumulative. In addition, if the Company declares a dividend or makes any other distribution to holders of Common Stock, other than a Regular Dividend (as defined), then the holders of 7.25%

Convertible Preferred Stock shall be entitled to receive a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock into which such 7.25% Convertible Preferred Stock is convertible.

   The 7.25% Convertible Preferred Stock has a liquidation preference of $100 per share (the "Liquidation Preference"). Holders of 7.25% Convertible Preferred Stock are entitled, in the event of the Company's liquidation, to share ratably in all of the Company's assets remaining after the payment of all of its debts and liabilities as follows: (i) if a Voluntary Liquidation Event shall have occurred, up to an amount equal to the Optional Redemption Price (as hereinafter defined) with respect to each share and (ii) if any other type of liquidation event shall have occurred, the Liquidation Preference, plus in each case, all accrued and unpaid dividends. A Voluntary Liquidation Event is generally defined as the Company commencing a voluntary case under United States bankruptcy law or any applicable bankruptcy, insolvency or similar law of any other country, the Company consenting to the entry of an order for relief in an involuntary case under any such law or the appointment of a receiver, liquidator, custodian or other similar official of the Company or any substantial part of its property, the Company making an assignment for the benefit of its creditors, or the Company admitting in writing its inability to pay its debts generally as they become due. The rights of the holders of 7.25% Convertible Preferred Stock rank upon liquidation of the Company on a parity with the $2.625 Convertible Preferred Stock and the $2.28 Preferred Stock and will rank on a parity with the Offered Preferred Stock and prior to those of the holders of the Common Stock and of any other series of Preferred Stock which is not specifically on a parity with or senior to the 7.25% Convertible Preferred Stock.

   The 7.25% Convertible Preferred Stock is redeemable on or after October 31, 1994 at a price per share ranging from 105.075% of the Liquidation Preference on October 31, 1994 to 100% thereof on or after October 31, 2001, plus in all instances all accrued and unpaid dividends.

   Each share of 7.25% Convertible Preferred Stock is convertible into such number of shares of Common Stock as is equal to the Liquidation Preference of such share divided by the Conversion Price. As of the date hereof, the Conversion Price is $19.13875, subject to adjustment for stock dividends, stock splits and other dilutive events.

   In addition to any voting rights provided by law, the holders of 7.25% Convertible Preferred Stock are entitled to vote on all matters voted on by holders of Common Stock voting together as a single class, with each holder of 7.25% Convertible Preferred Stock able to cast that number of votes per share equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of 7.25% Convertible Preferred Stock into Common Stock. In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of 7.25% Convertible Preferred Stock, voting separately as a single class, is necessary to (i) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes of capital stock that rank on a parity with or senior to (either as to dividends or upon liquidation) to the 7.25% Convertible Preferred Stock ("Parity Stock" and "Senior Stock", respectively), including any Offered Preferred Stock,
(ii) authorize, increase the authorized number of shares of, or issue any shares of any class of capital stock of the Company having an optional or mandatory redemption date earlier than January 1, 1997 or amend the terms of any class of capital stock of the Company to provide that such class of capital stock has an optional or mandatory redemption date earlier than January 1, 1997, (iii) authorize, adopt or approve an amendment to the Certificate of Incorporation that would increase or decrease the par value of the shares of 7.25% Convertible Preferred Stock, or alter or change the powers, preferences or special rights of the shares of 7.25% Convertible Preferred Stock, other Parity Stock or Senior Stock, (iv) amend, alter or repeal the Certificate of Incorporation so as to affect the shares of 7.25% Convertible Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company, (v) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock, and (vi) effect the voluntary liquidation, recapitalization or reorganization of the Company, or the consolidation or merger of the Company with or into any other Person (except a wholly-owned subsidiary of the Company), or the sale or other distribution to another Person of all or substantially all of the assets of the Company except if certain conditions are satisfied. The Company will obtain the approval of the holder of the 7.25% Convertible Preferred Stock prior to the authorization and issuance of any Offered Preferred Stock, except for any series of Offered Preferred Stock which will be junior to the 7.25% Convertible Preferred Stock as to dividends or upon liquidation.

   In addition, if the Company shall fail to declare or pay in full two quarterly dividends, or to satisfy its obligation to convert or exchange shares of 7.25% Convertible Preferred Stock or there is a breach of certain covenants contained in the Stock Purchase Agreement pursuant to which the 7.25% Convertible Preferred Stock was issued (the "Stock Purchase Agreement"), then the holders of the 7.25% Convertible Preferred Stock shall have the right, voting separately as a single class, to elect one director until such time as all dividends have been paid, any such conversion or exchange obligation has been satisfied or any such breach cured.

   The Company has the right, at its sole option, at any time but on only one occasion, to exchange all of the outstanding shares of 7.25% Convertible Preferred Stock for 7.25% Convertible Subordinated Notes due October 31, 1999 (the "Convertible Notes") at a price per share equal to the Liquidation Preference plus all accrued and unpaid dividends thereon. The Convertible Notes will have redemption and conversion provisions substantially identical to those of the 7.25% Convertible Preferred Stock. The Convertible Notes, if issued, will be subordinated in right of payment to all Senior Indebtedness of the Company, which is defined to mean substantially all indebtedness of the Company except for such obligations that are expressly made subordinate to or pari passu with the Convertible Notes.

   At any time on or after October 23, 1996, the holders of at least 50% of the shares of 7.25% Convertible Preferred Stock may require the Company to exchange all (but not less than all) of the outstanding shares of 7.25% Convertible Preferred Stock for, at the Company's option, Common Stock or Notes (the "Exchange Notes"), or both, at any time, during the period from the 40th day following the date of the demand notice to the third anniversary thereof, at a price per share equal to (i) the Liquidation Preference plus (ii) all accrued and unpaid dividends thereon, to the applicable exchange date, with any shares of Common Stock to be exchanged valued for such purpose at 95% of the Current Market Price (as defined) as of the date immediately preceding the applicable exchange date and with any Exchange Notes valued for such purpose at their face value. The Exchange Notes will be subordinated nonconvertible notes having a floating interest rate, a final maturity date the same as that of all other such Exchange Notes but in any event no later than November 30, 2001 and such other terms and conditions as shall result in a determination that such Notes have a fair market value at least equal to their face value as of the date of their proposed issuance.

   The Stock Purchase Agreement also provides that if either or both of Brion G. Wise, Chairman of the Board and Chief Executive Officer, and Bill M. Sanderson, Chief Operating Officer, propose to sell or transfer 20% or more of the shares of Common Stock that they collectively own at such time (subject to certain exceptions), so long as The 1818 Fund, L.P. (but not its transferees) holds shares of Common Stock or shares of 7.25% Convertible Preferred Stock or Convertible Notes which would constitute, on conversion or exchange, 750,000 or more shares of Common Stock (subject to appropriate adjustment), The 1818 Fund, L.P. may participate in such sale or transfer on the same terms as those offered to Messrs. Wise and Sanderson on a pro rata basis.

Registration Rights

   The Company has a registration rights agreement with certain principal stockholders (which does not include The 1818 Fund, L.P.) granting them the right to require the Company to effect one registration of any or all of their Common Stock at their expense. In addition, they have the right to have any or all of such Common Stock included, at their pro rata expense, in any registration statement relating to the Common Stock filed by the Company, subject to the right of the underwriter of that offering to limit the number of shares of such Common Stock to be included in that registration.

   In connection with the issuance of the 7.25% Convertible Preferred Stock, the Company entered into a registration rights agreement with The 1818 Fund, L.P. The 1818 Fund, L.P. has the right to require the Company to effect three registrations of the shares of 7.25% Convertible Preferred Stock, the shares of Common Stock issuable upon conversion or exchange of either the 7.25% Convertible Preferred Stock or the Convertible Notes, under certain circumstances, the Convertible Notes and certain other shares of Common Stock owned by The 1818 Fund, L.P. In addition, The 1818 Fund, L.P. has the right to have such securities included in any registration statement relating to the Common Stock filed by the Company, subject to the right of the underwriter of that offering to limit the number of such shares to be included in that registration statement. The Company will pay all expenses in connection with such registration (excluding any underwriting discounts or commissions).

   In November 1993, in connection with the registration of certain of the Securities under the Securities Act, at the request of The 1818 Fund, L.P., the Company registered for sale, from time to time, by The 1818 Fund, L.P. (i) 400,000 shares of the 7.25% Convertible Preferred Stock and (ii) 2,390,000 shares of Common Stock, including the 2,090,000 shares of Common Stock (subject to anti-dilution adjustments) issuable upon conversion of the 7.25% Convertible Preferred Stock. As of the date hereof, none of such shares has been sold. See "Available Information."

Certain Provisions of Certificate of Incorporation and Delaware Law

   The Company's Certificate of Incorporation contains certain provisions that may have an effect of delaying, deferring or preventing a change of control of the Company. First, the Certificate of Incorporation provides that the Board shall consist of three classes of Directors, each serving a three-year term ending in a successive year. This provision would make it more difficult to effect a takeover of the Company because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the Board. As a result, the classified Board may discourage proxy contests for the election of Directors or purchases of a substantial block of stock because it could operate to prevent obtaining control of the Board in a relatively short period of time.

   In addition, the Certificate of Incorporation provides that the holders of a minimum of 60% of the Company's capital stock entitled to vote on a matter (or such higher percentage as may otherwise be required) may take action thereon without a meeting by executing a written consent or consents. This increases the percentage that would otherwise be required under Delaware law to take certain actions by written consent, and thus may make it more difficult to effect a takeover of the Company involving certain transactions, such as a merger or sale of assets, by requiring a potential acquirer to obtain a higher percentage of the Company's voting securities or hold a stockholders meeting before such a transaction could be consummated.

   The Company is subject to Section 203 of the Delaware General Corporation Law, which provides for restrictions on business combinations (as defined therein) with interested persons (any person who acquires 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Certain principal stockholders of the Company became interested persons under Section 203 upon their acquisitions of Common Stock either in December 1989 or in May 1991, but because the Board approved both acquisitions, none of them (acting alone or together) is prohibited from engaging in a business combination with the Company.

                             PLAN OF DISTRIBUTION

   The Company may sell the Securities being offered hereby in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

   Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less).

   If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the accompanying Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

   If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the accompanying Prospectus Supplement.

   Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

   The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                LEGAL OPINIONS

   Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities, Preferred Stock, Depositary Shares and any Common Stock issuable upon conversion of any of the foregoing, if any, offered hereby, will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1993 have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following sets forth estimated expenses and costs (other than under-writing discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


  SEC registration fee..........................                $ 47,586
  Printing costs................................                 110,000
  Legal fees and expenses.......................                 100,000
  Accounting fees and expenses..................                  15,000
  Blue sky fees and expenses....................                  20,000
  Trustee's fees................................                  10,000
  Fees of rating agencies.......................                  20,000
  Miscellaneous.................................                  20,000
                                                                --------

   Total........................................                $342,586
                                                                ========

Item 15.  Indemnification of Directors and Officers

   The Company's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of directors, officers, employees and agents of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, employee, agent or controlling stockholder of the Company. In addition, the Company is authorized to enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

   As permitted under Delaware law, the Company's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within his capacity as a director, and does not entitle the Company to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit. In addition,
Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if in the case of other than derivative suits, he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation who is not protected by such provisions in the Certificate of Incorporation, may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, agent or controlling stockholder who is successful on the merits in defense of a suit against him.

Item 16. Exhibits and Financial Statement Schedules

   The following exhibits are filed as part of this Registration Statement:

Exhibit
Number      Description
- ------      -----------

 1.1 Form of Underwriting Agreement for Debt Securities; incorporated by reference to Exhibit 1.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

 1.2 Form of Underwriting Agreement for Preferred Stock; incorporated by reference to Exhibit 1.2 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

 1.3 Form of Underwriting Agreement for Common Stock; incorporated by reference to Exhibit 1.3 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

Exhibit
Number      Description
- ------      -----------

 4.1 Form of Indenture between the Registrant and Texas Commerce Bank National Association; incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

 4.2 Form of Certificate of Designation for Preferred Stock; incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

 4.3 Form of Deposit Agreement; incorporated by reference to Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

 4.4        Form of Depositary Receipt (included in Exhibit 4.3).

 4.5 Form of Certificate of Designation for 7.25% Cumulative Senior Perpetual Convertible Preferred Stock; incorporated by reference to
            Exhibit 3.5 to Registrant's Registration Statement on Form S-1 (No. 33-43077).

 4.6 Stock Purchase Agreement dated October 23, 1991 between the Registrant and The 1818 Fund, L.P.; incorporated by reference to
            Exhibit 10.19 to Registrant's Registration Statement on a Form S-1 (No. 33-43077).

 4.7 Certificate of Designation for $2.625 Cumulative Convertible Preferred Stock; incorporated by reference to Item 5 to Registrant's Current Report on Form 8-K dated February 24, 1994.

 5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain securities that may be offered by the Registrant.

 7.1 Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to the liquidation preference of Preferred Stock that may be offered by the Registrant (included in Exhibit 5.1).

12.1        Computation of Consolidated Ratio of Earnings to Fixed Charges.

12.2 Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1        Consent of Skadden, Arps, Slate, Meagher & Flom (included in
            Exhibit 5.1).

23.2        Consent of Price Waterhouse; incorporated by reference to Exhibit
            23.1 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

24.1        Powers of Attorney (see signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Texas Commerce Bank National Association as Trustee (bound separately); incorporated by reference to Exhibit
            25.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).
- ---------


Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

   Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES
                                 ----------

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 15, 1994.



                                      WESTERN GAS RESOURCES, INC.


                                      By: /s/ BRION G. WISE
                                          ----------------------------------
                                          Brion G. Wise, Chairman of the
                                          Board and Chief Executive Officer



                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, John C. Walter and William J. Krysiak and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                Date
- ---------                     -----                                ----

/S/BRION G. WISE              Director, Chairman of the Board      July 15, 1994
- ---------------------------   and Chief Executive Officer
Brion G. Wise                 (Principal Executive Officer)


/S/BILL M. SANDERSON          Director, President and Chief        July 15, 1994
- ---------------------------   Operating Officer
Bill M. Sanderson


/S/WALTER L. STONEHOCKER      Director and Vice Chairman of the    July 15, 1994
- ---------------------------   Board
 Walter L. Stonehocker


/S/DEAN PHILLIPS              Director                             July 15, 1994
- ---------------------------
Dean Phillips


/S/WARD SAUVAGE               Director                             July 15, 1994
- ---------------------------
Ward Sauvage


/S/RICHARD B. ROBINSON        Director                             July 15, 1994
- ---------------------------
Richard B. Robinson


/S/JAMES A. SENTY             Director                             July 15, 1994
- ---------------------------
James A. Senty


/S/JOSEPH E. REID             Director                             July 15, 1994
- ---------------------------
 Joseph E. Reid


/S/WALTER W. GRIST            Director                             July 15, 1994
- ---------------------------
Walter W. Grist


/S/WILLIAM J. KRYSIAK         Vice President - Controller          July 15, 1994
- ---------------------------   (Principal Financial and Accounting
William J. Krysiak            Officer)